News Media contact: Kirk Saville (336) 979-7293
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Second-Quarter 2022 Results

•Net sales from continuing operations of $1.51 billion decrease 14% versus prior year (down 11% in constant currency); increase 75% on a two-year stack basis, excluding personal protective equipment (PPE)
•GAAP EPS from continuing operations of $0.26; adjusted EPS from continuing ops of $0.28
•Previously announced cyber event is estimated to have had a negative impact on second-quarter net sales, adjusted operating profit and EPS of approximately $100 million, $35 million and $0.08, respectively
•Global Champion brand sales, in constant currency, decrease 20% over prior year; increase 96% on a two-year stack basis
•U.S. Innerwear sales decrease 12% compared to prior year; increase 50% on a two-year stack basis, excluding PPE
•Continues progress on Full Potential growth strategy of driving consumer-centricity, simplification, increased speed, and digital capabilities
•Declares regular cash dividend of $0.15 per share
•Updates full-year 2022 guidance; provides third-quarter 2022 guidance; Company has taken a more prudent view of its second-half net sales and profit outlook to reflect changes in foreign currency exchange rates, short-term costs associated with actions to reduce inventory by year-end, and an assumption that slow consumer demand continues and the retail environment remains challenging
•For reconciliations of select GAAP and Non-GAAP measures, see Table 6 of this release

WINSTON-SALEM, N.C. (August 11, 2022) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the second quarter of 2022.

“Our second quarter results fell below our expectations as a result of unexpected events and the difficult global operating environment,” said Steve Bratspies, CEO, HanesBrands. “Despite the challenges, we continue to make progress on our Full Potential plan. We are in the early stages of our strategic supply chain initiatives. Our innovation pipeline is more robust than it has been in years, and we continue to invest in building our global brands. I want to thank our associates around the globe for their ongoing commitment to serving our consumers and customers.”

Second-Quarter Highlights

•Robust pipeline of new products and innovations that extends beyond 2023. Rollout of new innerwear products and innovation is driving positive consumer and retailer response as well as additional retail space gains. New products have launched across men’s and women’s, including Hanes Total Support Pouch with X-Temp and Hanes Retro Rib. The Company is also building global innovation platforms around absorbency, which represents a meaningful opportunity for the Bonds and Hanes brands across multiple new usage occasions.

•Champion brand investments continued in the quarter. The Company purchased the Champion trademark for footwear in North America, representing an expanded opportunity for the brand. The purchase gives the Company greater control of the global Champion brand and products. In addition, the Company will be able to deliver head-to-toe offerings across geographies through greater global coordination of design, product development and merchandising. The Company also continued to simplify its Champion distribution network in the U.S. to generate efficiencies and cost savings, improve service to its retail partners and support future growth.

•Early stages of executing Full Potential supply chain strategies to build on its advantaged position as well as to balance speed, cost and flexibility, enabling faster top-line growth and higher margins. These efforts involve segmenting its supply chain and previously mentioned plans to optimize its U.S. distribution network. In addition to consolidation in the Champion distribution network in the U.S., the Company began direct shipping innerwear product from its Central American manufacturing facilities to certain wholesale customers. The Company’s West Coast distribution center, which will support its DTC business, is on-track to open this month. The Company is also adding automation to several distribution centers to improve picking and sorting speeds while lowering costs.

Second-Quarter 2022 Results

•Net sales from continuing operations of $1.51 billion decreased $238 million, or 14%, over prior year. The lower-than-expected sales performance was driven by the impact from the previously announced ransomware attack (also referred to in this release as “cyber event”) as well as softer-than-expected point-of-sale trends. Adjusting for the $38 million unfavorable impact from foreign exchange rates, net sales decreased 11% on a constant currency basis.
◦Net sales, excluding PPE, increased 75% on a two-year stack basis.
◦Global Champion brand sales decreased 20% over prior year in constant currency, or 23% on a reported basis with similar declines in both the U.S. and internationally. On a two-year stack basis, constant-currency Champion brand sales increased 96% globally.

•Gross Profit of $572 million declined 16% as compared to prior year. Gross margin was 37.8%, down from 38.9% in the prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential plan, was $573 million compared to $684 million last year. Adjusted Gross Margin of 37.8% declined approximately 120 basis points compared to prior year. The margin decline was driven by impact from lower sales volume, input cost inflation, the incremental costs associated with the cyber event and foreign currency exchange rates. These headwinds more than offset the benefits from business mix, the first-quarter price increase in its Innerwear business, cost savings and less air freight.

•Selling, General and Administrative (SG&A) expenses were $425 million as compared to $464 million in the second quarter last year. Adjusted SG&A expenses, which exclude certain costs related to its Full Potential plan, were $419 million compared to $447 million last year. As a percent of net sales, adjusted SG&A expense of 27.7% increased approximately 215 basis points compared to prior year. The year-over-year deleverage in SG&A was driven by lower sales volume and planned increased investments in brand marketing and technology, which more than offset cost controls and expense efficiencies from Full Potential initiatives in the quarter.

•Operating Profit and Operating Margin in the second quarter of 2022 were $147 million and 9.7%, respectively, which compared to $217 million and 12.4%, respectively, in the prior year. Adjusted Operating Profit of $154 million declined $82 million as compared to the second quarter 2021. Adjusted Operating Margin of 10.2% declined approximately 335 basis points over prior year.

•The GAAP and Adjusted Effective Tax Rates for second-quarter 2022 were both 17.0%. For the second quarter of 2021, GAAP and adjusted effective tax rates were 14.6% and 14.2%, respectively.

•Income from continuing operations totaled $93 million, or $0.26 per diluted share. This compares to income from continuing operations of $148 million, or $0.42 per diluted share, last year. Adjusted income from continuing operations totaled $98 million, or $0.28 per diluted share. This compares to adjusted income from continuing operations of $165 million, or $0.47 per diluted share, in second-quarter 2021.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential plan charges.

Second-Quarter 2022 Business Segment Summary

•Innerwear sales decreased 12% compared to last year as the impact from the cyber event and softer-than-expected point-of-sale trends more than offset the benefits from the first-quarter price increase and retail space gains. On a two-year stack basis, Innerwear sales increased 50% in the quarter. Operating margin of 20.7% decreased approximately 320 basis points compared to prior year. The impact from input cost inflation, lower sales volume, and an unfavorable product mix more than offset the benefit from higher prices and SG&A cost controls.

•Activewear sales declined 18% over prior year. The Company experienced continued growth in the collegiate channel in the quarter, which was more than offset by declines in its other channels due to headwinds from point-of-sales trends, retailer inventory levels and the impact from the cyber event. By brand, Champion sales within the Activewear reporting segment decreased 25% as compared to prior year and increased more than 115% on a two-year stack basis. Sales of other activewear brands within the Activewear reporting segment decreased 8% over prior year in the quarter and increased approximately 130% on a two-year stack basis.

Operating margin for the segment of 6.9% decreased approximately 325 basis points compared to prior period as lower volume, increased brand investments and an unfavorable product mix more than offset the benefits from SG&A cost controls.

•International sales, on a constant currency basis, decreased 3% compared to prior year. Sales declined at a low-single digit rate in Europe and Australia, which more than offset growth in the Americas. Constant currency sales in Asia were consistent with prior year. Including the $38 million impact from unfavorable foreign exchange rates, International sales decreased 11% on a reported basis.

Operating margin for the segment of 13.2% increased approximately 25 basis points over prior year driven by SG&A cost controls.

Cash Flow, Balance Sheet and Stockholder Capital Returns

•Total liquidity position at the end of second-quarter 2022 was nearly $1.0 billion, consisting of $248 million of cash and equivalents and approximately $720 million of available capacity under its credit facilities.

•Based on the calculation as defined in the Company’s senior secured credit facility, the Consolidated Net Total Leverage Ratio at the end of second-quarter 2022 was 3.5 times on a net debt-to-adjusted EBITDA basis as compared to 2.9 times at the end of second-quarter 2021 (See Table 6-C).

•Inventory at the end of second-quarter 2022 was $2.09 billion, an increase of 37% over prior year. The increase was driven predominantly by higher inflation on input and transportation costs, lower sales, and the early arrival of product related to third-quarter commitments. Inflation alone represented essentially half of the year-over-year increase. The Company is confident in the quality of its inventory as approximately 80% of the year-over-year increase is in replenishment innerwear categories. On a unit basis, inventory increased 19% over prior year. Through various mitigation initiatives that have been put in place, the Company expects to end 2022 with lower units in inventory as compared to year-end 2021.

•Cash flow from operations was a use of $210 million in the second-quarter 2022 driven primarily by the working capital impact from higher inventory.

•The Company’s Board of Directors declared a regular cash dividend of $0.15 per share to be paid on September 14, 2022 to stockholders of record on the close of business August 24, 2022. The declared dividend represents the Company’s 38th consecutive quarterly return of cash to stockholders. The Company did not repurchase any shares in the second quarter and has approximately $575 million remaining under its current repurchase authorization.

Update on Cyber Event in Late May

Second quarter results were impacted by the previously disclosed cyber event, which temporarily affected the Company’s global supply chain network and limited its ability to fulfill customer orders for approximately three weeks. Despite the disruption, the Company shipped all Innerwear back-to-school seasonal commitments on time and in full.

At this time, the Company believes the cyber event has been contained. There is no ongoing operational impact on the Company’s ability to provide its products and services. The Company estimates the cyber event negatively impacted the second-quarter 2022 results by approximately $100 million in net sales, $35 million dollars in adjusted operating profit, and $0.08 in adjusted earnings per share.

Third Quarter and Full-Year 2022 Financial Outlook

The Company has taken a more prudent view of its second-half net sales and profit outlook to reflect the changes in foreign currency exchange rates; short-term costs associated with actions to reduce inventory by year-end; and an assumption that slow consumer demand continues and the retail environment remains challenging.

For third-quarter 2022, which ends on October 1, 2022, the Company currently expects:

•Net sales from continuing operations of approximately $1.73 billion to $1.78 billion, which includes a projected headwind of approximately $58 million from changes in foreign currency exchange rates. At the midpoint, this represents 1% growth over prior year on a constant currency basis, or a 2% decline on a reported basis.

•GAAP operating profit from continuing operations to range from approximately $129 million to $149 million.

•Adjusted operating profit from continuing operations to range from approximately $160 million to $180 million and includes a projected headwind of approximately $8 million from changes in foreign currency exchange rates.

•Charges for actions related to Full Potential of approximately $31 million.

•Interest and other expenses of approximately $44 million.

•An effective tax rate of approximately 17% on both a GAAP and adjusted basis.

•GAAP earnings per share from continuing operations to range from approximately $0.20 to $0.25.

•Adjusted earnings per share from continuing operations to range from approximately $0.27 to $0.32.

•Fully diluted shares outstanding of approximately 350 million.

•Earnings per share and fully diluted share count guidance exclude any potential impact from future share repurchases.

For fiscal-year 2022, which ends on December 31, 2022, the Company currently expects:

•Net sales from continuing operations of approximately $6.45 billion to $6.55 billion, which includes a projected headwind of approximately $165 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 2% decline as compared to prior year on a constant currency basis and a 4% decline on a reported basis.

•GAAP operating profit from continuing operations to range from approximately $570 million to $620 million.

•Adjusted operating profit from continuing operations to range from approximately $630 million to $680 million, which includes a projected headwind of approximately $22 million from changes in foreign currency exchange rates.

•Charges for actions related to Full Potential of approximately $60 million.

•Interest and other expenses of approximately $161 million.

•An effective tax rate of approximately 17% on both a GAAP and adjusted basis.
•GAAP earnings per share from continuing operations to range from approximately $0.97 to $1.09

•Adjusted earnings per share from continuing operations to range from approximately $1.11 to $1.23.

•Cash flow from operations of essentially break-even.

•Capital expenditures of approximately $150 million to $175 million.

•Fully diluted shares outstanding of approximately 351 million.

•Earnings per share and fully diluted share count guidance exclude any potential impact from future share repurchases.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income from continuing operations, adjusted income tax expense, adjusted income from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA and leverage ratio.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income from continuing operations is defined as income from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income from continuing operations before income tax is defined as income from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions.

Charges for actions taken in 2022 and 2021 include professional fees, operating model charges, (gain)/loss on classification of assets held for sale, supply chain segmentation charges, technology charges and intangible asset impairment charges related to our Full Potential plan.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential plan and other actions. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our Full Potential plan; statements made in the Third-Quarter and Full-year 2022 Financial Outlook section of this news release; and statements regarding the sale of our U.S. Hosiery business, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully execute our Full Potential plan to achieve the desired results; the potential effects of the COVID-19 pandemic, including on consumer spending, global supply chains and the financial markets; the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment and the level of consumer demand; our reliance on a relatively small number of customers for a significant portion of our sales; any inadequacy, interruption, integration failure or security failure with respect to our information technology (including the ransomware attack announced May 31, 2022); the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the availability of supply chain resources; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets and ongoing labor shortages generally; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 59,000 associates in 33 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Six Months Ended
	July 2, 2022	July 3, 2021	% Change	July 2, 2022	July 3, 2021	% Change
Net sales	$1,513,467	$1,751,311	(13.6)%	$3,089,623	$3,259,340	(5.2)%
Cost of sales	941,366	1,069,682		1,933,344	1,975,030
Gross profit	572,101	681,629	(16.1)%	1,156,279	1,284,310	(10.0)%
As a % of net sales	37.8%	38.9%		37.4%	39.4%
Selling, general and administrative expenses	424,847	464,235		838,513	876,794
As a % of net sales	28.1%	26.5%		27.1%	26.9%
Operating profit	147,254	217,394	(32.3)%	317,766	407,516	(22.0)%
As a % of net sales	9.7%	12.4%		10.3%	12.5%
Other expenses	1,889	1,855		2,876	4,416
Interest expense, net	33,724	42,440		65,687	86,900
Income from continuing operations before income tax expense	111,641	173,099		249,203	316,200
Income tax expense	18,980	25,236		42,365	39,933
Income from continuing operations	92,661	147,863	(37.3)%	206,838	276,267	(25.1)%
Income (loss) from discontinued operations, net of tax	(560)	(19,187)		3,965	(410,853)
Net income (loss)	$92,101	$128,676		$210,803	$(134,586)

Earnings (loss) per share - basic:
Continuing operations	$0.26	$0.42		$0.59	$0.79
Discontinued operations	0.00	(0.05)		0.01	(1.17)
Net income (loss)	$0.26	$0.37		$0.60	$(0.38)

Earnings (loss) per share - diluted:
Continuing operations	$0.26	$0.42		$0.59	$0.79
Discontinued operations	0.00	(0.05)		0.01	(1.17)
Net income (loss)	$0.26	$0.37		$0.60	$(0.38)

Weighted average shares outstanding:
Basic	349,772	350,987		350,012	350,995
Diluted	350,303	352,052		350,878	351,869

TABLE 2

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and six months ended July 2, 2022 and a comparison to prior year:

	Quarter Ended July 2, 2022
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended July 3, 2021	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,513,467	$(37,990)	$1,551,457	$1,751,311	(13.6)%	(11.4)%
Gross profit	572,101	(18,975)	591,076	681,629	(16.1)	(13.3)
Operating profit	147,254	(3,999)	151,253	217,394	(32.3)	(30.4)
Diluted earnings per share from continuing operations	$0.26	$(0.01)	$0.27	$0.42	(38.1)%	(35.7)%

As adjusted:[2]
Net sales	$1,513,467	$(37,990)	$1,551,457	$1,751,311	(13.6)%	(11.4)%
Gross profit	572,633	(18,975)	591,608	683,529	(16.2)	(13.4)
Operating profit	153,634	(3,999)	157,633	236,058	(34.9)	(33.2)
Diluted earnings per share from continuing operations	$0.28	$(0.01)	$0.29	$0.47	(40.4)%	(38.3)%

	Six Months Ended July 2, 2022
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Six Months Ended July 3, 2021	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$3,089,623	$(68,450)	$3,158,073	3,259,340	(5.2)%	(3.1)%
Gross profit	1,156,279	(34,336)	1,190,615	1,284,310	(10.0)	(7.3)
Operating profit	317,766	(8,550)	326,316	407,516	(22.0)	(19.9)
Diluted earnings per share from continuing operations	$0.59	$(0.02)	$0.61	$0.79	(25.3)%	(22.8)%

As adjusted:[2]
Net sales	3,089,623	$(68,450)	$3,158,073	3,259,340	(5.2)%	(3.1)%
Gross profit	1,157,310	(34,336)	1,191,646	1,289,017	(10.2)	(7.6)
Operating profit	328,948	(8,550)	337,498	445,573	(26.2)	(24.3)
Diluted earnings per share from continuing operations	$0.62	$(0.02)	$0.64	$0.86	(27.9)%	(25.6)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Results for the quarters and six months ended July 2, 2022 and July 3, 2021 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Six Months Ended
	July 2, 2022	July 3, 2021	% Change	July 2, 2022	July 3, 2021	% Change
Segment net sales:
Innerwear	$685,778	$780,650	(12.2)%	$1,264,725	$1,351,085	(6.4)%
Activewear	330,400	404,189	(18.3)	717,337	768,192	(6.6)
International	424,189	478,923	(11.4)	934,318	985,184	(5.2)
Other	73,100	87,549	(16.5)	173,243	154,879	11.9
Total net sales	$1,513,467	$1,751,311	(13.6)%	$3,089,623	$3,259,340	(5.2)%

Segment operating profit:
Innerwear	$141,659	$186,169	(23.9)%	$243,805	$313,586	(22.3)%
Activewear	22,857	41,047	(44.3)	71,841	101,641	(29.3)
International	55,953	61,900	(9.6)	145,391	149,080	(2.5)
Other	5,333	9,220	(42.2)	4,662	11,106	(58.0)
General corporate expenses/other	(72,168)	(62,278)	15.9	(136,751)	(129,840)	5.3
Total operating profit before restructuring and other action-related charges	153,634	236,058	(34.9)	328,948	445,573	(26.2)
Restructuring and other action-related charges	(6,380)	(18,664)	(65.8)	(11,182)	(38,057)	(70.6)
Total operating profit	$147,254	$217,394	(32.3)%	$317,766	$407,516	(22.0)%

	Quarters Ended			Six Months Ended
	July 2, 2022	July 3, 2021	Basis Points Change	July 2, 2022	July 3, 2021	Basis Points Change
Segment operating margin:
Innerwear	20.7%	23.8%	(319)	19.3%	23.2%	(393)
Activewear	6.9	10.2	(324)	10.0	13.2	(322)
International	13.2	12.9	27	15.6	15.1	43
Other	7.3	10.5	(324)	2.7	7.2	(448)
General corporate expenses/other	(4.8)	(3.6)	(121)	(4.4)	(4.0)	(44)
Total operating margin before restructuring and other action-related charges	10.2	13.5	(333)	10.6	13.7	(302)
Restructuring and other action-related charges	(0.4)	(1.1)	64	(0.4)	(1.2)	81
Total operating margin	9.7%	12.4%	(268)	10.3%	12.5%	(222)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 2, 2022	January 1, 2022
Assets
Cash and cash equivalents	$247,922	$536,277
Trade accounts receivable, net	918,253	894,151
Inventories	2,090,711	1,584,015
Other current assets	236,821	186,503
Current assets held for sale	12,094	327,157
Total current assets	3,505,801	3,528,103
Property, net	442,539	441,401
Right-of-use assets	349,382	363,854
Trademarks and other identifiable intangibles, net	1,261,096	1,220,170
Goodwill	1,106,529	1,133,095
Deferred tax assets	315,003	327,804
Other noncurrent assets	108,964	57,009
Total assets	$7,089,314	$7,071,436

Liabilities
Accounts payable	$1,237,129	$1,214,847
Accrued liabilities	567,628	660,778
Lease liabilities	113,414	109,526
Accounts Receivable Securitization Facility	104,700	—
Current portion of long-term debt	25,000	25,000
Current liabilities held for sale	12,094	316,902
Total current liabilities	2,059,965	2,327,053
Long-term debt	3,627,202	3,326,091
Lease liabilities - noncurrent	262,593	281,852
Pension and postretirement benefits	236,223	248,518
Other noncurrent liabilities	191,160	185,429
Total liabilities	6,377,143	6,368,943

Stockholders’ equity
Preferred stock	—	—
Common stock	3,488	3,499
Additional paid-in capital	322,305	315,337
Retained earnings	1,016,140	935,260
Accumulated other comprehensive loss	(629,762)	(551,603)
Total stockholders’ equity	712,171	702,493
Total liabilities and stockholders’ equity	$7,089,314	$7,071,436

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Operating Activities:
Net income (loss)	$92,101	$128,676	$210,803	$(134,586)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	17,624	19,423	36,555	43,565
Amortization of acquisition intangibles	4,640	4,799	9,487	10,978
Other amortization	2,688	2,794	5,196	5,814
Impairment of intangible assets and goodwill	—	—	—	163,047
(Gain) loss on sale of business and classification of assets held for sale	(3,780)	9,828	(10,495)	236,180
Amortization of debt issuance costs	1,869	3,089	3,756	7,669
Other	(499)	(8,389)	6,441	(14,224)
Changes in assets and liabilities:
Accounts receivable	(32,994)	(136,151)	(39,084)	(200,106)
Inventories	(292,448)	(52,368)	(540,015)	(175,149)
Other assets	(49,044)	(5,155)	(49,533)	4,451
Accounts payable	52,073	191,121	51,763	300,318
Accrued pension and postretirement benefits	(519)	(419)	(495)	(39,176)
Accrued liabilities and other	(1,596)	38,062	(125,453)	3,475
Net cash from operating activities	(209,885)	195,310	(441,074)	212,256

Investing Activities:
Capital expenditures	(18,609)	(7,527)	(37,946)	(25,331)
Purchase of trademarks	(103,000)	—	(103,000)	—
Proceeds from sales of assets	203	49	222	2,455
Other	4,632	5,143	(5,640)	6,937
Net cash from investing activities	(116,774)	(2,335)	(146,364)	(15,939)

Financing Activities:
Repayments on Term Loan Facilities	(6,250)	(6,250)	(12,500)	(306,250)
Borrowings on Accounts Receivable Securitization Facility	447,789	—	737,789	—
Repayments on Accounts Receivable Securitization Facility	(478,589)	—	(633,089)	—
Borrowings on Revolving Loan Facilities	598,500	—	727,500	—
Repayments on Revolving Loan Facilities	(260,500)	—	(369,500)	—
Borrowings on notes payable	—	21,532	21,454	42,638
Repayments on notes payable	—	(22,790)	(21,713)	(43,066)
Share repurchases	—	—	(25,018)	—
Cash dividends paid	(52,324)	(52,368)	(104,621)	(104,719)
Other	113	378	(3,996)	(2,524)
Net cash from financing activities	248,739	(59,498)	316,306	(413,921)
Effect of changes in foreign exchange rates on cash	(43,368)	882	(41,575)	(16,780)
Change in cash, cash equivalents and restricted cash	(121,288)	134,359	(312,707)	(234,384)
Cash, cash equivalents and restricted cash at beginning of period	369,210	541,860	560,629	910,603
Cash, cash equivalents and restricted cash at end of period	$247,922	$676,219	$247,922	$676,219

Balances included in the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$247,922	$667,298	$247,922	$667,298
Cash and cash equivalents included in current assets held for sale	—	8,921	—	8,921
Cash and cash equivalents at end of period	$247,922	$676,219	$247,922	$676,219

1	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Quarter Ended July 2, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$572,101	$(424,847)	$147,254	$111,641	$(18,980)	$92,661	$0.26
As a percentage of net sales	37.8%	28.1%	9.7%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	7,086	7,086	7,086	—	7,086	0.02
Gain on classification of assets held for sale	—	(4,340)	(4,340)	(4,340)	—	(4,340)	(0.01)
Operating model	265	560	825	825	—	825	0.00
Supply chain segmentation	269	—	269	269	—	269	0.00
Technology	—	1,971	1,971	1,971	—	1,971	0.01
Other	(2)	571	569	569	—	569	0.00
Tax effect on actions	—	—	—	—	(1,085)	(1,085)	0.00
Total restructuring and other action-related charges	532	5,848	6,380	6,380	(1,085)	5,295	0.02
As adjusted	$572,633	$(418,999)	$153,634	$118,021	$(20,065)	$97,956	$0.28
As a percentage of net sales	37.8%	27.7%	10.2%

	Six Months Ended July 2, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$1,156,279	$(838,513)	$317,766	$249,203	$(42,365)	$206,838	$0.59
As a percentage of net sales	37.4%	27.1%	10.3%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	14,994	14,994	14,994	—	14,994	0.04
Gain on classification of assets held for sale	—	(10,868)	(10,868)	(10,868)	—	(10,868)	(0.03)
Operating model	—	(1,094)	(1,094)	(1,094)	—	(1,094)	0.00
Supply chain segmentation	1,289	—	1,289	1,289	—	1,289	0.00
Technology	—	6,430	6,430	6,430	—	6,430	0.02
Other	(258)	689	431	431	—	431	0.00
Tax effect on actions	—	—	—	—	(1,901)	(1,901)	(0.01)
Total restructuring and other action-related charges	1,031	10,151	11,182	11,182	(1,901)	9,281	0.03
As adjusted	$1,157,310	$(828,362)	$328,948	$260,385	$(44,266)	$216,119	$0.62
As a percentage of net sales	37.5%	26.8%	10.6%

1	Amounts may not be additive due to rounding.

Including the unfavorable foreign currency impact of $16 million, global Champion sales excluding C9 Champion decreased approximately 23% in the second quarter of 2022 compared to the second quarter of 2021. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 20% in the second quarter of 2022 compared to the second quarter of 2021.

TABLE 6-B

	Quarter Ended July 3, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$681,629	$(464,235)	$217,394	$173,099	$(25,236)	$147,863	$0.42
As a percentage of net sales	38.9%	26.5%	12.4%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	13,804	13,804	13,804	—	13,804	0.04
Other	1,900	2,960	4,860	4,860	—	4,860	0.01
Tax effect on actions	—	—	—	—	(1,903)	(1,903)	(0.01)
Total restructuring and other action-related charges	1,900	16,764	18,664	18,664	(1,903)	16,761	0.05
As adjusted	$683,529	$(447,471)	$236,058	$191,763	$(27,139)	$164,624	$0.47
As a percentage of net sales	39.0%	25.6%	13.5%

	Six Months Ended July 3, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$1,284,310	$(876,794)	$407,516	$316,200	$(39,933)	$276,267	$0.79
As a percentage of net sales	39.4%	26.9%	12.5%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	25,510	25,510	25,510	—	25,510	0.07
Impairment of intangible assets	—	7,302	7,302	7,302	—	7,302	0.02
Other	4,707	538	5,245	5,245	—	5,245	0.01
Discrete tax benefits	—	—	—	—	(7,295)	(7,295)	(0.02)
Tax effect on actions	—	—	—	—	(5,910)	(5,910)	(0.02)
Total restructuring and other action-related charges	4,707	33,350	38,057	38,057	(13,205)	24,852	0.07
As adjusted	$1,289,017	$(843,444)	$445,573	$354,257	$(53,138)	$301,119	$0.86
As a percentage of net sales	39.5%	25.9%	13.7%

1	Amounts may not be additive due to rounding.

TABLE 6-C
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	July 2, 2022	July 3, 2021
Leverage Ratio[1]:

EBITDA[2]:
Income from continuing operations	$451,539	$102,294
Interest expense, net	141,854	174,036
Income tax expense (benefit)	62,539	(90,551)
Depreciation and amortization	105,079	116,442
Total EBITDA	761,011	302,221
Total restructuring and other action-related charges (excluding tax effect on actions)	150,534	715,650
Other losses, charges and expenses[3]	101,691	72,102
Total EBITDA, as adjusted	$1,013,236	$1,089,973

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs of $14,674 and $27,029, respectively)	$3,771,576	$3,712,011
Other debt and cash adjustments[4]	3,908	76,490
(Less) Cash and cash equivalents	(247,922)	(667,298)
Net debt	$3,527,562	$3,121,203

Net debt/EBITDA, as adjusted	3.5	2.9

1
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, which excludes other losses, charges and expenses in addition to restructuring and other action-related charges.

2	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
3	Primarily includes bad debt expense, excess and obsolete inventory write-offs, pension expense and other compensation related items.
4	Includes drawn letters of credit and cash balances in certain geographies.

	Quarters Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Free cash flow[1]:
Net cash from operating activities	$(209,885)	$195,310	$(441,074)	$212,256
Capital expenditures	(18,609)	(7,527)	(37,946)	(25,331)
Free cash flow	$(228,494)	$187,783	$(479,020)	$186,925

1	Free cash flow includes the results from continuing and discontinued operations.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	October 1, 2022	December 31, 2022
Operating profit outlook, as calculated under GAAP	$129,000 to $149,000	$570,000 to $620,000
Restructuring and other action-related charges	$31,000	$60,000
Operating profit outlook, as adjusted	$160,000 to $180,000	$630,000 to $680,000

Diluted earnings per share from continuing operations, as calculated under GAAP[1]	$0.20 to $0.25	$0.97 to $1.09
Restructuring and other action-related charges	$0.07	$0.14
Diluted earnings per share from continuing operations, as adjusted	$0.27 to $0.32	$1.11 to $1.23

1	The company expects approximately 350 million diluted weighted average shares outstanding for the quarter ended October 1, 2022 and approximately 351 million diluted weighted average shares outstanding for the year ended December 31, 2022.